[BERLACK, ISRAELS & LIBERMAN LLP LETTERHEAD]


                                                           Exhibit F-1(a)
                                                           --------------


                                          August 31, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   Pennsylvania Electric Company
                  Application on Form U-1
                  SEC File No. 70-8403
                  -----------------------------

Ladies and Gentlemen:

            We refer to our opinion, dated June 2, 1994, filed as Exhibit F-1 to Amendment No. 3, dated the same date, to the Application on Form U-1, dated March 30, 1994, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Pennsylvania Electric Company, a Pennsylvania corporation ("Penelec"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8403. (The Application, as thus amended, is hereinafter referred to as the "Application").

            The Application contemplated, among other things, the organization by Penelec of a special purpose Delaware corporate subsidiary, Penelec Preferred Capital, Inc., to become the sole general partner of a newly formed Delaware limited partnership, Penelec Capital, L.P. ("Penelec Capital"), the issuance and sale by Penelec Capital of up to 5,000,000 preferred securities, representing preferred limited partner interests (the "Preferred Securities"), the proceeds of which, together with the capital contribution of the general partner, would be used to purchase subordinated debentures issued by Penelec (the "Subordinated Debentures"). Penelec would guarantee (the "Guarantee") the payment by Penelec Capital of distributions on the Preferred Securities and of amounts due upon liquidation of Penelec Capital or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Preferred Securities would be issued by Penelec Capital pursuant to an Amended and Restated Limited Partnership Agreement and one or more Actions thereunder (collectively, the "Limited Partnership Agreement") and the Subordinated Debentures would be issued by Penelec pursuant to an indenture between Penelec and United States Trust Company of New York, as Trustee (the "Indenture").




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Securities and Exchange Commission
August 31, 1999
Page 2


            For many years, we have participated in various proceedings related to the issuance and sale of securities by Penelec, its parent, GPU, Inc., and its affiliates, Metropolitan Edison Company and Jersey Central Power & Light Company, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            In addition to the examination recited in the aforesaid opinion, we have examined a signed copy of your Commission's Order, dated June 24, 1994, forthwith permitting the Application, as then amended, to become effective. We attended the closing of the transactions contemplated by the Application and examined the various instruments, documents, agreements and certificates executed and delivered at the closing. We have also examined a copy of the Company's Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Application.

            With respect to all matters of Pennsylvania law, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP and, with respect to all matters of Delaware law, we have relied upon the opinion of Richards, Layton & Finger, P.A., which opinions are being filed as Exhibits F-2(a) and F-3(a), respectively, to the aforesaid Rule 24 Certificate.

            Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the consummation of the subject transactions has been completed, we are of the opinion that:

            (a) All State laws applicable to the proposed transactions have been complied with;

            (b) At the time of the proposed transactions, Penelec Capital, the issuer of the Preferred Securities, was duly formed and validly existing in good standing as a limited partnership;

            (c) Penelec, the issuer of the Subordinated Debentures and the Guarantee, is validly organized and duly existing;

            (d) The Preferred Securities were validly issued, fully paid and non-assessable limited partner interests, and the holders thereof were entitled to the rights and privileges appertaining thereto set forth in the Limited Partnership Agreement;



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Securities and Exchange Commission
August 31, 1999
Page 3


            (e) The Subordinated  Debentures were valid and binding  obligations of Penelec in accordance with their terms, and the Guarantee was the valid and binding obligation of Penelec in accordance with its terms subject, in each case, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles; and

            (f) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Penelec or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    BERLACK, ISRAELS & LIBERMAN LLP